Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-186111 on Form S-3 of Franklin BSP Realty Trust, Inc. (f/k/a Benefit Street Partners Realty Trust, Inc.) of our report dated February 19, 2021, relating to the consolidated financial statements of Capstead Mortgage Corporation as of December 31, 2020 and 2019 and for each of the years ended December 31, 2020, December 31, 2019 and December 31, 2018 incorporated by reference in this Current Report on Form 8-K/A of Franklin BSP Realty Trust, Inc.

/s/ Ernst & Young LLP

Dallas, Texas

November 11, 2021